Exhibit 15(a)



          UniSource Energy Corporation
          220 West Sixth Street
          Tucson, Arizona 85701

          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UniSource Energy Corporation and subsidiaries (the Company) for the periods ended March 31 and June 30, 1997 as indicated in our reports dated February 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998, respectively, are incorporated by reference in this Pre- Effective Amendment No. 2 to Registration Statement No. 333-31043 of the Company on Form S-3.

          We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/ Deloitte & Touche LLP

          Deloitte & Touche LLP

          Tucson, Arizona
          August 14, 1998